UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 4, 2011

Commission File Number:  000-54014

VistaGen Therapeutics, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)
205093315
(IRS Employer Identification No.)

384 Oyster Point Blvd, No. 8, South San Francisco, California 94080
(Address of principal executive offices)

650-244-9997
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

Between October 1, 2011 and November 4, 2011, the Company:

(a) issued 734,665 shares of its common stock to private investors in connection with their exercise of outstanding warrants and received cash proceeds of $849,818;
(b) issued 48,366 shares of its common stock to private investors who exercised their outstanding warrants by cancelling $56,126 owed to them by the Company in lieu of paying the exercise price of the warrants; and
(c ) sold 49,285 Units to private investors at a price of $1.75 per Unit for cash proceeds of $86,249. Each Unit consisted of one share of common stock and a warrant to purchase one quarter of one share of common stock.

The Company relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 in connection with the sale of these securities. The securities sold are restricted securities, as that term is defined in Rule 144 of the Securities and Exchange Commission. The investors which acquired the securities were sophisticated and were provided with full information regarding the Company. There was no general solicitation in connection with the offer or sale of the securities. The investors which acquired these securities acquired them for their own account. The certificates representing these securities bear restricted legends providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration.

No commissions were paid in connection with the sale of these securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VistaGen Therapeutics, Inc.

Date:   November 10, 2011
By:	/s/ Shawn K. Singh

Name: Shawn K. Singh
Title: Chief Executive Officer